Exhibit 10.1

STRAIGHT NOTE

$150,000	South El Monte, California	December 3, 2003

For value received, Lee Pharmaceuticals promises to pay Leah DiSalvo or order, at South El Monte, California the sum of ONE HUNDRED FIFTY THOUSAND DOLLARS, with interest from December 3, 2003, on unpaid principal at the rate of twenty-four (24) percent for a ninety (90) day period.  Principal plus accrued interest will be due and payable on March 1, 2004.  Interest shall be calculated on the basis of the unpaid principal balance daily, based on a 365-day year, actual day month.  Principal and interest shall be payable in lawful money of the United States.  If action were instituted on this note, I promise to pay such sum as the Court may fix as attorney’s fees.  This note is unsecured.

DECEMBER 1, 2003	RONALD G. LEE
Date	Lee Pharmaceuticals - Ronald G. Lee

DECEMBER 1, 2003	MICHAEL L. AGRESTI
Date	Lee Pharmaceuticals - Michael L. Agresti